Exhibit 10.3

CASUAL MALE RETAIL GROUP, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

ARTICLE I—INTRODUCTION	1
1.1 Purpose of Plan	1
1.2 Status of Plan	1
ARTICLE II—DEFINITIONS	1
ARTICLE III—PARTICIPATION	3
3.1 Commencement of Participation	3
3.2 Contents of Election Form	4
3.3 Employment Transfers	4
ARTICLE IV—CONTRIBUTIONS	4
4.1 Participant Contributions	4
4.2 Employer Contributions	6
ARTICLE V—ACCOUNTS	7
5.1 Accounts	7
5.2 Statement of Accounts	7
5.3 Investments	7
ARTICLE VI—VESTING	8
6.1 General	8
6.2 Forfeiture Events	8
ARTICLE VII—PAYMENT OF BENEFITS	8
7.1 Distribution Events	8
7.2 Disability	9
7.3 Unforeseeable Emergency	9
7.4 Change in Control of the Company	10
7.5 Death of Participant	10
7.6 Form of Payment	11
7.7 Prohibition on Acceleration of Payments	11
7.8 Beneficiary	12
7.9 Withholding of Taxes	12
ARTICLE VIII—PLAN ADMINISTRATION	12
8.1 Company Duties	12
8.2 Plan Administration and Interpretation	13
8.3 Powers, Duties, Procedures, Etc. of Plan Administrator	13
8.4 Information	13
8.5 Indemnification of the Plan Administrator	13
8.6 Plan Administration Expenses	13
8.7 Claims Procedure	14
ARTICLE IX—AMENDMENT AND TERMINATION OF PLAN	15
9.1 Amendments	15
9.2 Termination of Plan	15
9.3 Existing Rights	16
ARTICLE X—MISCELLANEOUS	16
10.1 No Funding	16
10.2 Nonassignability	16
10.3 Location of Participant or Beneficiary Unknown	16

10.4 Employment Status	17
10.5 Participants Bound	17
10.6 Receipt and Release	17
10.7 Governing Law	17
10.8 Validity and Severability	17
10.9 Headings and Subheadings	17

ARTICLE I—INTRODUCTION

1.1	Purpose of Plan

Casual Male Retail Group, Inc. (the “Company”) adopted the Casual Male Retail Group, Inc. Nonqualified Deferred Compensation Plan (known as the “Wraparound Plan” prior to January 1, 2008 and herein referred to as the “Plan”) effective November 1, 2006 to recognize the contribution of certain designated managerial associates to the success of the Company and its subsidiaries and to provide such managerial associates with the opportunity to defer compensation in addition to their deferrals under qualified plans sponsored by the Company. Since inception, the Plan has operated in good faith compliance with Internal Revenue Code Section 409A and the regulations and other guidance issued thereunder.

The Plan is intended to provide a select group of management and highly compensated employees of the Company, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), with the opportunity to defer a portion of their Compensation and to receive any discretionary Employer Contributions made by the Company and to have these contributions treated as if invested in specified investments.

The Plan has been amended and restated as set forth herein, in order to comply with the provisions of Section 409A of the Code, with such amendment and restatement to have retroactive effect, as necessary to comply with such provisions.

1.2	Status of Plan

The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2) and 301(a)(3) of ERISA, and to provide for deferral of constructive receipt and federal income taxation of contributions to the Plan, and the Plan shall be interpreted and administered to the extent possible in a manner consistent with that intent.

ARTICLE II—DEFINITIONS

Whenever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1	Account means, for each Participant, the bookkeeping account established by the Company into which the Company may make contributions in accordance with Article IV.

2.2	Associate Deferrals means the pre-tax deferral amounts contributed to the Plan by an Eligible Employee. Such amounts shall be made by means of payroll deduction in any whole percentage or dollar amount of Compensation. There is no maximum imposed on Associate Deferrals under this Plan.

2.3	Associated Plan means, under the terms of the Plan in effect prior to January 1, 2008, the Casual Male Retail Group, Inc. 401(k) Salaried Plan.

2.4	Beneficiary means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Section 7.8.

2.5	Code means the Internal Revenue Code of 1986, as amended. Reference to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations.

2.6	Company means Casual Male Retail Group, Inc., and, effective as of December 18, 2007, CMRG Apparel, LLC, any successor to all or a major portion of the Company’s assets or business which assumes the obligations of the Company, and each other entity that is affiliated with the Company which adopts the Plan with the consent of the Company, provided that the Company shall have the sole power to amend this Plan and shall be the Plan Administrator if no other person or entity is so serving at any time.

2.7	Compensation means earnings required to be reported in the Wages, Tips and Other Compensation box of Form W-2 excluding Employee Pre-Tax Contributions and other Elective Deferrals, and elective contributions that are excluded from income under Code § 125 (cafeteria plan); and reimbursements or other expense allowances, fringe benefits (cash and non cash), moving expenses, deferred compensation and welfare benefits.

2.8	Covered Employment means employment with the Company as a management associate designated as eligible to participate by the Plan Administrator.

2.9	Effective Date of the Plan means November 1, 2006.

2.10	Election Form means the form to be submitted by each Participant regarding his or her specific elections made under the Plan as set forth in Section 3.2.

2.11	Eligible Employee means a management associate employee of the Company who has been designated by the Company as eligible to participate in the Plan.

2.12	Employer Contribution means a discretionary contribution made by the Company on behalf of any Eligible Employee into an Account in accordance with Section 4.2.

2.13	ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.14	Executive Committee means the committee responsible for the implementation, oversight and administration of the Plan as selected by the Board of Directors of the Company.

2.15	Investments means the investment fund options selected by the Plan Administrator that are used to measure the return credited to a Participant’s Account.

2.16	Late Retirement Date means retirement from the service of the Company after a Participant has attained age 65 which becomes effective as of the first day of the month following the date the Participant terminates service with the Company.

2.17	Normal Retirement means retirement from the service of the Company which becomes effective as of the first day of the month following a Participant’s attainment of age 65.

2.18	Participant means any Eligible Employee who participates in the Plan in accordance with Article III.

2.19	Plan means the Casual Male Retail Group, Inc. Nonqualified Deferred Compensation Plan and all amendments thereto.

2.20	Plan Administrator means Casual Male Retail Group, Inc.

2.21	Plan Year means the initial short Plan Year beginning November 1, 2006 and ending December 31, 2006 and thereafter, each 12-month period beginning January 1 and ending the following December 31.

2.22	Retirement means the voluntary termination of employment of a Participant from the Company at Normal Retirement.

2.23	Trust means the rabbi trust established by the Company and administered by the Trustee to accumulate the assets for the benefits provided by the Plan.

2.24	Trustee means the trustee of the Plan’s Trust.

2.25	Year of Service means a calendar year during which a Participant completes at least 1,000 hours of service with the Company. Hours of service shall be calculated under the actual hours method.

ARTICLE III—PARTICIPATION

3.1	Commencement of Participation

An Eligible Employee shall become a Participant in the Plan upon designation by the Company. A Participant shall be required to make an election as to the amount of his or her Associate

Deferrals, form of distribution, preferred initial Investments, and may designate a beneficiary on the Election Form.

3.2	Contents of Election Form

The Company provides an Election Form to be completed by a Participant which contains the following information:

(1)	Contribution Election. The contribution election sets forth the amount of Associate Deferrals a Participant elects to contribute to the Plan on a voluntary basis;

(2)	Distribution Election. The distribution election sets forth the distribution option elected by the Participant of his or her Account upon the Participant’s separation from service with the Company and the manner in which payments are to be made in accordance with the provisions of Article VII, such election to be made annually with respect to contributions for the upcoming Plan Year;

(3)	Investment Election. The investment election sets forth the initial Investments elected by the Participant; and

(4)	Designation of Beneficiary. The designation of beneficiary sets forth the Beneficiary or Beneficiaries elected by the Participant to receive payments under the Plan in the event of the Participant’s death and the distribution option selected by the Participant for the Participant’s surviving Beneficiary or Beneficiaries.

3.3	Employment Transfers

In the event the employment of a Participant under the Wraparound Plan prior to January 1, 2008 and/or under the current terms of the Plan on and after January 1, 2008, is transferred to or from Casual Male Retail Group, Inc. to or from CMRG Apparel, LLC, or any other wholly owned subsidiary designated by the Company, in no event shall such a transfer be deemed a separation from service for Plan purposes. Accordingly, any Plan elections in effect for the Plan Year during which such a transfer occurs shall remain in full force and effect until the enrollment period applicable to the next succeeding Plan Year.

ARTICLE IV—CONTRIBUTIONS

4.1	Participant Contributions

(a)	Within the thirty-day (30) period prior to the beginning of each calendar year, each eligible Participant shall elect what amount, if any, of his or her total Compensation such Participant desires to have credited to his or her Plan Account as Associate Deferrals for such calendar year.

(b)	Notwithstanding the preceding paragraph, in the calendar year during which an Eligible Employee is first eligible to participate hereunder, he or she may make such election within the 30-day period during which he or she first became eligible to participate hereunder, provided such election shall apply only to Compensation earned with respect to services rendered subsequent to the date such election is made. Such election shall apply with respect to Compensation earned for the performance of services during the remainder of the calendar year in which such election is made.

(c)	In the case of any performance-based Compensation based on services performed over a period of at least 12 months, an election to defer such Compensation may be made no later than 6 months before the end of such period. For purposes of this paragraph, the term “performance-based Compensation” refers to Compensation where (i) the payment of the Compensation or the amount of the Compensation is contingent on the satisfaction of organizational or individual performance criteria, and (ii) the performance criteria are not substantially certain to be met at the time a deferral election is permitted.

(d)	Once an Associate Deferral election is made pursuant to the provisions of this Section 4.1 with respect to Compensation for services rendered in a given Plan Year, such Associate Deferral election shall be irrevocable and the Participant shall not increase or decrease such election for the remainder of the calendar year to which such election relates: provided that a Participant may revoke such election with respect to amounts which he or she has not yet earned as of the date of revocation in connection with the occurrence of an approved unforeseeable emergency with respect to which a Participant has requested accelerated distribution of his Plan interests pursuant to Section 7.3 hereof. If a Participant revokes an election pursuant to this paragraph, such Participant may not again elect to participate in the Plan as of a date prior to the first day of the calendar year next following the date he or she ceased to participate in the Plan as a result of such revocation.

(e)	Effective prior to January 1, 2008, under the terms of the Wraparound Plan, by January 31 of the year following the end of the Plan Year during which a Participant made Associate Deferrals, the Company performed or caused to be performed, nondiscrimination testing of the Associated Plan to determine the maximum amount that each Participant in the Wraparound Plan could contribute to the Associated Plan with respect to the immediately preceding Plan Year. The Associate Deferrals not in excess of such maximum where then transferred to the Associated Plan with the balance of the Associate Deferrals in excess of such maximum remaining to the credit of the Participant under this Plan.

(f)	Effective January 1, 2008, as a result of the adoption of “safe harbor 401(k) provisions” under the Associated Plan in accordance with the terms of Code Sections 401(k)(12) and 401(m)(11), the provisions of paragraph (e) of this Section 4.1 were no longer necessary and were eliminated. Any amounts held under the terms of the Plan prior to January 1, 2008 shall continue to be held for the benefit of Participants who participated in the

Wraparound Plan and shall continue to be governed by the amended and restated provisions outlined herein.

4.2	Employer Contributions

(a)	The Company shall add Matching Credits to each Participant’s Account based on the amount of Associate Deferrals for the Plan Year and shall be determined annually for each Plan Year by the Company, in its sole and absolute discretion.

(b)	Matching Credits shall be limited to no more than fifty percent (50%) of a Participant’s Associate Deferrals for a Plan Year which are not in excess of six percent (6%) of the Participant’s Compensation for the Plan Year.

(c)	In order to be eligible to receive an allocation of Matching Credits, a Participant must be actively employed by the Company as of the last day of the Plan Year for which the Matching Credit is made.

(d)	Notwithstanding the foregoing, effective prior to January 1, 2008, by January 31 of the year following the Plan Year for which Matching Credits were made to the Wraparound Plan, the Company performed, or caused to be performed, nondiscrimination testing of the Associated Plan to determine the maximum amount of Matching Credits eligible for transfer from the Wraparound Plan to the Associated Plan for the immediately preceding Plan Year. Matching Credits not exceeding such maximum were then transferred to the Associated Plan with the balance in excess of such maximum retained under the Wraparound Plan.

(e)	Effective January 1, 2008, as a result of the adoption of “safe harbor 401(k) provisions” under the Associated Plan in accordance with the terms of Code Sections 401(k)(12) and 401(m)(11), the provisions of paragraph (d) of this Section 4.1 were no longer necessary and were eliminated. Any amounts held under the terms of the Plan prior to January 1, 2008 shall continue to be held for the benefit of Participants who participated in the Wraparound Plan and shall continue to be governed by the amended and restated provisions outlined herein.

(f)	Notwithstanding the preceding paragraphs of this Section 4.2, the Company retains the sole discretion make additional Supplemental Credits hereunder, without regard to whether a Participant makes Associate Deferrals, as well as the sole discretion to select the Eligible Employees who may receive an Employer Contribution in a particular form and amount determined by the Company for a Plan Year. The amount of any such Employer Contribution will be determined by the Company in accordance with such criteria as it shall adopt from time to time and shall be made in proportion to each Participant’s Compensation. Except in the event of retirement at or after normal retirement age, disability or death, a Participant shall be required to be actively employed on the last day of the Plan Year for which the Supplemental Credit is made in order to be eligible for an allocation.

(g)	Any Employer Contribution (including Matching Credits and Supplemental Credits, if any) under this Section 4.2 shall be credited to Participant Accounts in accordance with the Plan. Each Employer Contribution and any accrued earnings (net of all gains and losses) shall be distributed in a manner consistent with the elections last made by the Participant on file with the Plan Administrator in accordance with the provisions of Article VII.

ARTICLE V—ACCOUNTS

5.1	Accounts

The Plan Administrator shall establish an Account for each Participant to reflect Participant Contributions and any Employer Contributions together with any adjustments for income, expense, gain or loss and any payments made from the Account. The Plan Administrator may cause the Trustee to maintain and invest separate asset accounts corresponding to each Participant’s Account. The Plan Administrator may establish such other sub-accounts as are necessary for the proper administration of the Plan.

5.2	Statement of Accounts

As soon as administratively practicable following the last business day of each calendar quarter, the Plan Administrator shall provide each Participant with a statement of his or her Account reflecting the gains and losses (realized and unrealized), amounts of Participant and Employer contributions and distributions with respect to such Account since the prior statement.

5.3	Investments

The assets of the Trust shall be invested in such Investments as the Executive Committee shall determine. The Trustee may, but is not required to, consider a Participant’s investment preferences when investing the assets attributable to a Participant’s Account.

ARTICLE VI—VESTING

6.1	General

(a)	A Participant shall always be one hundred percent (100%) vested in Associate Deferrals credited to his or her Account under this Plan.

(b)	A Participant shall vest in Matching and Supplemental Credits based on Years of Service with the Company according to the following schedule:

Years of Service	Percent Vested
Less than 1 year	0%
1, but less than 2 years	34%
2, but less than 3 years	67%
3 or more years	100%

(c)	Notwithstanding paragraphs (a) and (b) of this Section 6.1, a Participant shall become 100% vested under the Plan in the event of a termination of employment with the Company due to death, disability as defined in Section 7.2 of Article VII hereof, or as a result of a Change in Control as defined in Section 7.4 of Article VII hereof.

6.2	Forfeiture Events

(a)	Notwithstanding Section 6.1, a Participant who is terminated for “cause” as defined by the Company shall forfeit the entire balance in his or her Account attributable to Matching and Supplemental Credits.

(b)	Notwithstanding Section 6.1, a Participant who terminates employment with the Company and within twelve (12) months of such termination is employed by a competitor of the Company, shall forfeit 50% of his account balance under the Plan attributable to Matching and Supplemental Credits. For purposes of this Section 6.2(b), “competitor” shall be defined by the Company based on relevant facts and circumstances.

ARTICLE VII—PAYMENT OF BENEFITS

7.1	Distribution Events

Plan distributions shall only be permitted upon the occurrence of the following events:

(1)	The Participant’s separation from service with the Company through Retirement or other termination of employment;

(2)	The death of the Participant;

(3)	The disability of the Participant (as defined under Section 7.2 hereof);

(4)	The occurrence of an “Unforeseeable Emergency” (as defined under Section 7.3 hereof);

(5)	The occurrence of a “Change in Control Event” of the Employer (as defined under Section 7.4 hereof.); or

(6)	On the fixed date elected by the Participant.

7.2	Disability

For purposes of Section 7.1 a Participant is considered “disabled” if he or she (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits under an accident and health plan covering employees of the Employer. Requests for payment on account of disability must be accompanied by a certification of disability from a medical professional.

7.3	Unforeseeable Emergency

(a)	A Participant may request an in-service withdrawal of all or a portion of his or her Account attributable to Participant Contribution elections, plus earnings thereon, in the event of an unforeseeable emergency which results in a financial hardship to such Participant. Such request must be submitted to the Plan Administrator.

(b)	Any amounts paid with respect to a Participant’s unforeseeable emergency request shall not exceed the amount necessary to relieve such financial hardship, and then only to the extent that such emergency circumstances may not be relieved through:

(1)	reimbursement or compensation by insurance or otherwise;

(2)	by liquidation of the Participant’s assets to the extent that such liquidation would not itself result in a severe financial hardship; or

(3)	by cessation of deferrals under the Plan.

(c)

For purposes of this Section, a severe unforeseeable emergency shall include financial hardship resulting from sudden and unexpected illness of the Participant or his or her spouse, beneficiary or dependent (as defined in Section 152 of the Code (without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)), loss of Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising out of events over which the Participant had no control. In no event shall the purchase of a residence or the educational expenses of the Participant or a dependent of Participant be determined to be an unforeseeable emergency.

(d)	The Plan Administrator shall have the sole, absolute and final discretion to determine the existence of a qualifying financial unforeseeable emergency and the availability to a qualifying Participant of an in-service withdrawal of Plan interests with respect to such circumstances. The Plan Administrator shall exercise such discretion so as to comply with requirements of Section 409A of the Code and the regulations thereunder, as they apply to distributions on account of unforeseeable emergencies.

7.4	Change in Control of the Company

(a)	For purposes of Section 7.1 a “Change in Control Event” of the Company includes a “Change in Ownership” of the Company, a “Change in Effective Control” of the Company and a “Change in Ownership of a Substantial Portion of the Assets” of the Company, each as defined in the regulations issued under Code Section 409A. To qualify as a Change in Control Event, the occurrence of the event must be objectively determinable and any requirement that any other person such as the board of directors or compensation committee, certify the occurrence of a Change in Control Event, shall be strictly ministerial and shall not involve any discretionary authority. Distribution under Section 7.1 shall also be permissible as a result of the Company’s exercise of its discretionary authority to terminate the Plan and distribute Participant accounts within 12 months of a Change in Control Event.

(b)	Identification of relevant corporation(s). To constitute a Change in Control Event as to a Participant, the Change in Control Event must relate to (i) the corporation for whom the Participant is performing services at the time of the Change in Control Event, (ii) the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable), or (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii).

7.5	Death of Participant

If a Participant dies prior to Retirement or the complete distribution of his or her Account balance, the balance of the Account shall be paid as soon as practicable to the Participant’s designated Beneficiary or Beneficiaries, in accordance with the beneficiary information provided in the Designation of Beneficiary section of the Enrollment Form in effect on the date of the Participant’s death. Such amounts shall be paid in a single lump sum.

7.6	Form of Payment

(a)	Amounts payable to a Participant shall be paid at such time and in such form as elected by the Participant. A Participant may elect to receive payment in (1) installments over a fixed period not to exceed three (3) consecutive years; (2) installments in a fixed amount over a specified period not to exceed three (3) consecutive years; (3) in a single lump sum; or (4) any combination of lump sum and installment payments subject to the approval of the Plan Administrator. Any fixed time elections must be made at the time of the deferral and may not be based on the occurrence of an event. For example, amounts payable when a Participant reaches a specified age are permissible, whereas amounts payable at such time as a Participant’s dependent begins college is not permissible. Amounts payable to a Beneficiary shall be paid in a single lump sum. Such payments shall commence as soon as is administratively feasible following the date on which the event which gives rise to entitlement to such payment occurs. Provided, however, in the case of a “key employee” (within the meaning of Code Section 416(i)) of a publicly-traded corporation who separates from service, distribution may not be made earlier than 6 months after the date of separation from service or upon death. Any payment hereunder shall commence not later than the end of the calendar year which includes the date or occurrence of an event which entitles the Participant to a distribution under the Plan, or if later, ninety (90) days following such date or event.

(b)	Any change to a current election as to timing or form of payment shall only be permitted if made more than 12 months prior to the date payment would otherwise commence. Any such election may not take effect for at least 12 months following the date of the election. Furthermore, the original payment start date shall be delayed for at least 5 years. In no event shall any election to change the timing or form of payment result in an impermissible acceleration of payments as provided in Section 7.7 hereof. Provided, however, in accordance with the transitional guidance set forth in IRS Notice 2007-86, a Participant may, on or before December 31, 2008, change elections with respect to timing and form of payment provided any such election made on or after January 1, 2008 and on or before December 31, 2008 applies only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

7.7	Prohibition on Acceleration of Payments

(a)	Except as provided in paragraph (b) of this Section 7.7, in no event shall any election under Section 7.6 (b) be permitted which would result in an acceleration of the time or schedule of any payment under the Plan.

(b)	Notwithstanding anything in this Section 7.7 to the contrary, acceleration of the time or schedule of payments under the Plan shall be permitted in the following circumstances:

(1)	Payment to an individual other than the Plan Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B));

(2)	Payment as may be necessary to comply with a certificate of divestiture (as defined in Code Section 1043(b)(2));

(3)

Payment of de minimis and specified amounts provided that such payment accompanies the termination of the entirety of the Participant’s interest in the Plan, the payment is made on or before the later of December 31 of the calendar year in which the Participant’s separation from service occurs or the date which is 2 1 /2 months after the Participant’s separation from service and the payment is made in a single lump sum which is not greater than $10,000; and

(4)	Payment of certain employment taxes imposed under Code Sections 3101 and 3121(v)(2) on compensation deferred under the Plan, as well as any associated income tax imposed under Code Section 3401.

7.8	Beneficiary

Any designation of a Beneficiary or Beneficiaries shall be made by a Participant on the Designation of Beneficiary Form filed with the Plan Administrator and may be changed by the Participant at any time by filing another Designation of Beneficiary section of the Enrollment Form containing the revised instructions. If no Beneficiary is designated or no designated Beneficiary survives the Participant, any payment due under the Plan shall be made in a single lump sum to the Participant’s surviving spouse, or if none to the Participant’s surviving children in equal shares, or if none to the Participant’s estate.

7.9	Withholding of Taxes

The Company shall withhold any applicable federal, state or local taxes from payments made pursuant to this Article VII, and as instructed by Participant.

ARTICLE VIII—PLAN ADMINISTRATION

8.1	Company Duties

The Company may delegate to a plan administrator the responsibility of administering the Plan. The Company shall be responsible for determining the criteria for Participant eligibility under the Plan, for determining the investment fund options for the Plan, for determining the criteria for Employer Contributions made under the Plan, and for establishing with any plan administrator the Plan’s claims and appeals procedures.

8.2	Plan Administration and Interpretation

The Plan Administrator shall oversee the administration of the Plan. The Plan Administrator shall have complete control and authority to determine the rights and benefits of all claims, demands and actions arising out of the provisions of the Plan of any Participant, Beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan. The Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Any individual(s) serving as Plan Administrator who is a Participant will not vote or act on any matter relating solely to him or herself. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a Beneficiary, the Company or the Trustee. The Plan Administrator shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.

8.3	Powers, Duties, Procedures, Etc. of Plan Administrator

The Plan Administrator shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursements and compensation, and shall follow such claims and appeal procedures with respect to the Plan as may be established by the Company.

8.4	Information

To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of Participants, their employment, Retirement, death, termination of employment, and such other pertinent facts as the Plan Administrator may require.

8.5	Indemnification of the Plan Administrator

The Company agrees to indemnify and hold harmless and to defend to the fullest extent permitted by law any officer(s) or employee(s) who serve as Plan Administrator (including any such individual who formerly served as Plan Administrator) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission was in good faith.

8.6	Plan Administration Expenses

Any expense incurred by the Company, or the Plan Administrator relative to the administration of this Plan shall be paid by the Company.

8.7	Claims Procedure

The following claims procedure shall apply to the Plan:

(a)	Filing of a Claim for Benefits. The Participant or beneficiary shall make a written claim addressed to the Plan Administrator for the benefits provided under the Plan in the manner provided in the Plan.

(b)	Claim Approval or Denial With Respect to Plan Benefits. With respect to a claim for benefits, the Plan Administrator shall review and make decisions on claims for benefits. The Plan Administrator shall have complete and sole discretionary authority to determine eligibility for benefits and to construe the terms of the Plan.

(c)	Notification to Claimant of Decision. If a claim is wholly or partially denied, notice of the decision, meeting the requirements of paragraph d. following, shall be furnished to the claimant within a reasonable period of time after the claim has been filed.

(d)	Content of Notice. The Plan Administrator shall provide to any claimant whose claim for benefits is denied in whole or in part a written notice setting forth, in a manner calculated to be understood by the claimant, the following:

(1)	the specific reason or reasons for the denial or partial denial;

(2)	specific reference to pertinent Plan provisions on which the denial is based;

(3)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and,

(4)	an explanation of the Plan’s claim review procedure, as set forth in paragraphs (e) and (f) following.

(e)	Review Procedure. The purpose of the review procedure set forth in this paragraph and in paragraph (f) following is to provide a procedure by which a claimant under the Plan may have a reasonable opportunity to appeal a denial or partial denial of a claim and request a full and fair review of the Plan Administrator’s decision by the Executive Committee. To accomplish that purpose, the claimant or a duly authorized representative:

(1)	must request a review by written application addressed to the Plan Administrator;

(2)	may review pertinent Plan documents or agreements; and,

(3)	may submit issues and comments in writing.

A claimant (or duly authorized representative) must request a review within sixty (60) days after receipt by the claimant of the Plan Administrator’s written notice of the denial of his or her claim, or the Plan Administrator’s decision shall be final.

(f)	Decision on Review. The Executive Committee’s decision on review of a denial of a claim shall be made in the following manner.

(1)	The decision on review shall be made by the Executive Committee, which may in its discretion hold a hearing on the denied claim. The Executive Committee shall make its decision promptly, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

(2)	The Executive Committee’s decision on review shall be in writing, and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Policy or Plan provisions on which the decision is based.

ARTICLE IX—AMENDMENT AND TERMINATION OF PLAN

9.1	Amendments

The Company reserves the right at any time to modify, amend or terminate the Plan, in whole or in part, subject to Section 9.3, by an instrument in writing which has been executed on the Company’s behalf by a duly authorized officer.

9.2	Termination of Plan

(a)	The Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Eligible Employee (or any other employee) or a consideration for, or an inducement or condition of employment for, the performance of the services by any Eligible Employee (or other employee). The Company reserves the right to terminate the Plan at any time, subject to Section 9.3, by an instrument in writing which has been executed on the Company’s behalf by a duly authorized officer.

(b)	Upon termination, the Company may (1) elect to continue to maintain the Trust to pay benefits hereunder as they become due as if the Plan had not terminated or (2) direct the Trustee to immediately pay to each Participant (or Beneficiary) in a lump-sum payment the vested balance in the Participant’s Account notwithstanding any Election Form or Beneficiary Designation providing for annual installment payments. For purposes of the preceding sentence, in the event the Company chooses to implement clause (1), the Account balances of all Participants who are in the employ of the Company at the time the Trustee is directed to pay such balances, shall remain fully vested and nonforfeitable.

After Participants and their Beneficiaries are paid all Plan benefits to which they are entitled, any and all remaining assets of the Trust shall be returned to the Company.

9.3	Existing Rights

No modification, amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts that have been credited to his or her Account prior to the date of such modification, amendment or termination.

ARTICLE X—MISCELLANEOUS

10.1	No Funding

The Plan constitutes a mere promise by the Company to make payments in accordance with the terms of the Plan and Participants and Beneficiaries shall have the status of general unsecured creditors of the Company. Nothing in the Plan will be construed to give any Participant or any other person rights to any specific assets of the Company. In all events, it is the intent of the Company that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

10.2	Nonassignability

None of the benefits, payments, proceeds or claims of any Participant or Beneficiary shall be subject to any claim of any creditor of any Participant or Beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or Beneficiary, nor shall any Participant or Beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan.

10.3	Location of Participant or Beneficiary Unknown

Each Participant shall keep the Company informed of his current address and the current address of his or her spouse. The Company shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Company within three years after the date on which payment of the Participant’s Plan benefit may first be made, payment may be made as though the Participant had died at the end of such three-year period. If, within one additional year after such three-year period has elapsed, or within three years after the actual death of a Participant, the Company is unable to locate any beneficiary of the Participant, the Company shall have no further obligation to pay any benefit hereunder to such Participant or Beneficiary or any other person and such benefit shall be irrevocably forfeited.

10.4	Employment Status

Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Company, or interfere in any way with the right of the Company to terminate the employment of a Participant in the Plan at any time, with or without Cause.

10.5	Participants Bound

Any action with respect to the Plan taken by the Plan Administrator or the Company or the Trustee or any action authorized by or taken at the direction of the Plan Administrator, the Company or the Trustee, shall be conclusive upon all Participants and Beneficiaries entitled to benefits under the Plan.

10.6	Receipt and Release

Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company, the Plan Administrator and the Trustee under the Plan, and the Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or Beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Plan Administrator, the Company or the Trustee to follow the application of such funds.

10.7	Governing Law

The Plan shall be constructed, administered, and governed in all respects under and by the laws of the Commonwealth of Massachusetts, in accordance with its express intent, and without any reference to principles of conflict of laws, except to the extent preempted by federal law.

10.8	Validity and Severability

The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction, shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.9	Headings and Subheadings

Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed by its duly authorized officers on the 20th day of November, 2008.

CASUAL MALE RETAIL GROUP, INC.

/s/ DENNIS R. HERNREICH By: Dennis R. Hernreich Title Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer

CMRG APPAREL, LLC

/s/ DENNIS R. HERNREICH By: Dennis R. Hernreich Title Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer